[redacted]
("Vendor")

- and -

Fortem Resources Inc.,
doing business under the assumed name of
Big Lake Energy Ltd.
("Purchaser")

ASSET SALE AGREEMENT

Godin, Alberta

DATE: September 14, 2018

TABLE OF CONTENTS

ASSET SALE AGREEMENT
GODIN AREA, ALBERTA

THIS AGREEMENT made as of the 14th day of September, 2018

BETWEEN:

[redacted] a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Vendor")

- and -

Fortem Resources Inc., a body corporate registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta, doing business under the assumed name of Big Lake Energy Ltd. (hereinafter referred to as "Purchaser")

WHEREAS Vendor has agreed to sell the Assets to Purchaser and Purchaser has agreed to purchase the Assets from Vendor on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.01 **Definitions**. In this Agreement, including the recitals and the Schedules, the following terms have the following meanings:

(a) "Abandonment and Reclamation Obligations" means all past, present and future obligations under equity, common law, the Title and Operating Documents and/or the Regulations:

(i) to abandon the Wells;

(ii) to decommission and remove the Tangibles, including associated foundations and structures; and

(iii) to restore, remediate and reclaim the surface or subsurface of any lands to which the Surface Rights relate,

all in compliance with generally accepted oil and gas industry practices and in compliance with the Regulations, including such obligations relating to wells, pipelines and facilities that were abandoned, removed or decommissioned prior to the Effective Time;

(b) "Accounting Firm" means a nationally or internationally recognized firm of Chartered Accountants as may be selected by the Parties;

(c) "Additional Deposit" means the sum of one hundred thousand ($100,000.00) dollars, which is in addition to the amount of the Initial Deposit;

(d) "AFEs" means authorities for expenditure, mail ballots, cash calls or other similar approvals issued pursuant to the Title and Operating Documents including without limitation those set out in Schedule "D" hereto;

(e) "Affiliates" means with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation), provided that a partnership which is a Party and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

(f) "Agreement" means this asset sale agreement between Vendor and Purchaser;

(g) "Assets" means the entire right, title and interest of Vendor in and to the Petroleum Interests, Tangibles and Miscellaneous Interests;

(h) "Business Day" means a day other than Saturday or Sunday or a statutory holiday in Calgary, Alberta;

(i) "Closing" means the transfer of the Assets, the payment by Purchaser of the Purchase Price and the delivery of all documents required hereby;

(j) "Closing Date" means the calendar date upon which Closing occurs;

(k) "Closing Time" means the Initial Closing Time or the Deferred Closing Time, as the case may be, or such other time and date as may be agreed upon in writing by Vendor and Purchaser;

(l) "Confidentiality Agreement" means the Confidentiality Agreement with respect to the Assets between Vendor and Purchaser;

(m) "Deferred Closing Time" means 10:00 am (Calgary time) on the day that is 60 days following the Initial Closing Time or such other time

and date as may be agreed upon in writing by Vendor and Purchaser as the "Deferred Closing Time";

(n) "Deposit" means the Initial Deposit or the Additional Deposit, as the case may be;

(o) "Effective Time" means 8:00 am (Calgary time) on the 1st day of August, 2018;

(p) "Environmental Defects" means a condition in, on or under, or any one incident on an Asset that gives rise to an Environmental Liability, but shall not include any Abandonment and Reclamation Obligations or remediation obligations to the extent normally associated with similar tangible assets which have been operated in accordance with generally accepted oilfield practice;

(q) "Environmental Liability" means all Losses and Liabilities pertaining to the Assets in respect of the environment, whether or not caused by a breach of the common law or the Regulations and whether or not resulting from operations conducted with respect to the Assets, including Losses and Liabilities related to:

   (i) the transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

   (ii) the release, spill, escape or emission of toxic or hazardous substances;

   (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments;

   (iv) losses and liabilities suffered by Third Parties as a result of the occurrences in Paragraphs (i), (ii) and (iii) of this Subclause;

   (v) any obligations imposed by the Regulations or the common law to protect the environment or to rectify environmental problems; and

   (vi) any operation carried out by others on lands not part of the Assets but in proximity to the Assets which operations have caused damage to the environment;

(r) "Facilities" means the facilities set out in Schedule "B";

(s) "GAAP" or "generally accepted accounting principles" means accounting principles generally accepted in Canada, as described and promulgated by the Canadian Institute of Chartered Accountants that are applicable on the relevant date;

(t) "General Conveyance" means the form of document attached as Schedule "E";

(u) "GST" means the goods and services tax provided for under the *Excise Tax Act* (Canada), as amended, and the regulations thereunder, or any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(v) "Initial Closing Time" means 10:00 am (Calgary time) on November 15, 2018 or such other time and date as may be agreed upon in writing by Vendor and Purchaser as the "Initial Closing Time";

(w) "Initial Deposit" means the sum of two hundred thousand ($200,000.00) dollars;

(x) "Interim Period" means the period from the Effective Time to, but not including the Closing Time;

(y) "Lands" means the lands, formations and associated Petroleum Substances set out in Schedule "A" under the heading "Lands";

(z) "Leases" means the various leases, licenses, permits, reservations, certificates of title and other documents of title and agreements by virtue of which Vendor is entitled to explore for, recover, remove or dispose of Petroleum Substances within, upon or under the Lands or lands with which the Lands are pooled, including those leases, licenses, permits, reservations, certificates of title and other documents of title and agreements set out in Schedule "A" under the heading "Leases" and includes, if applicable, all renewals and extensions of those documents and all documents issued in substitution therefor;

(aa) "Liabilities" means any and all liabilities and obligations, whether under common law, in equity, under applicable law or otherwise, whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise;

(bb) "Losses" means, in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which such Person suffers, sustains, pays or incurs in connection with such matter and includes taxes, reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending any cause of action, action, account, lien of any kind whatsoever, claim, demand, lawsuit, audit, proceeding, or arbitration, including any proceeding or investigation by a governmental authority or agency thereof arising from the matter ("Claims"), regardless of whether such Claims are sustained;

(cc) "Material Contracts" means to the extent directly related to the Assets, any of the following agreements which are not terminable on thirty-one (31) days' notice or less without early termination penalty or cost, and as set out on the form attached as Schedule "C":

(i) agreements for the sale of Petroleum Substances;

(ii) gas balancing or similar agreements;

(iii) transportation agreements;

(iv) processing agreements;

(v) agreements for the injection or subsurface disposal of substances;

(vi) agreements for treating;

(vii) construction, ownership and operation agreements relating to any of the Tangibles; and

(viii) agreements for the use of wellbores or for the operation of any Wells or Tangibles by a Third Party;

(dd) "Miscellaneous Interests" means the entire right, title, estate and interest of Vendor in all property, assets and rights (other than the Petroleum Interests, and the Tangibles) to the extent they pertain directly to the Petroleum Interests, or the Tangibles, and including:

(i) the Surface Rights;

(ii) the well bores and casing for the Wells; and

(iii) all production and engineering information, and other records, files, reports, data, correspondence and documents that, in Vendor's reasonable judgment, relate directly to the Assets,

however, unless otherwise agreed in writing by the Parties, the Miscellaneous Interests shall not include agreements, documents or data to the extent that:

(i) they pertain to Vendor's proprietary technology, interpretations or economic evaluations;

(ii) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by Vendor to any assignee which is not an affiliate of Vendor; or

(iii) they are referred to specifically as exclusions in Schedule "A";

(ee) "Party" means a signatory to this Agreement and "Parties" mean all signatories to this Agreement;

(ff) "Permitted Encumbrances" means:

(i) liens for taxes, assessments and governmental charges which are not due or delinquent at the Effective Time, or the validity of which is being contested in good faith by Vendor, and which will be adjusted in accordance with Clause 15.01;

(ii) mechanics', builders', materialmen's or similar liens for services rendered or goods supplied for which payment is not then due, or the validity of which is being contested in good faith by Vendor, and which will be adjusted in accordance with Clause 15.01;

(iii) easements, rights of way, servitudes and other similar rights in lands which in total do not materially impair the use of the Assets as being used at the Effective Time;

(iv) the royalties, adverse claims, other encumbrances and reductions in interest described in Schedule "A";

(v) Rights of First Refusal;

(vi) the terms and conditions of the Title and Operating Documents and the express or implied reservations or exceptions in any grants or transfers of mineral rights from the Crown;

(vii) legally binding requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations on any of the Lands or otherwise affecting recoverability of Petroleum Substances from the Lands and which are generally applicable to the oil and gas industry in Alberta;

(viii) provisions for penalties and forfeitures under operating procedures or similar agreements which will arise if Vendor elects, after the relevant time, not to participate in operations on the Lands to which the penalty or forfeiture will apply; and

(ix) Material Contracts.

(gg) "Person" means any individual, partnership (whether general or limited), corporation, trust, union, pension fund, government or department or agency thereof or other entity;

(hh) "Petroleum Interests" means the interests of Vendor set out in Schedule "A" under the heading "Vendor's Interest" in the Leases to

the extent that they apply to the Lands and includes any of the following rights and interests to the extent derived from such Leases or the ownership of the Petroleum Substances:

(i) the interest and right of Vendor in any lands or leases with which the Petroleum Substances granted by the Leases have been pooled or unitized;

(ii) any existing contractual right to earn an interest under a farmin or similar arrangement; and

(iii) any overriding royalty, net profits interest or other encumbrance accruing to Vendor;

(ii) "Petroleum Substances" means bitumen, petroleum, natural gas and related hydrocarbons and all other substances (whether hydrocarbon or not), including sulphur, capable of being produced in association with petroleum and natural gas and related hydrocarbons the right to explore for which, or an interest in which, is granted under the Leases;

(jj) "Place of Closing" means the office of Vendor located at [redacted] or such other place as Vendor and Purchaser may agree;

(kk) "Prime Rate" means the per annum rate designated as the prime rate for Canadian dollar commercial loans by the main Calgary branch of the Royal Bank of Canada, with any change to that rate being effective under this Agreement on the same day as it is made effective by that bank;

(ll) "Purchase Price" means Three Million dollars ($3,000,000.00);

(mm) "Regulations" means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets or the Parties;

(nn) "Representatives" means in respect of a Party:

(i) its Affiliates; and

(ii) the respective directors, officers, agents, consultants, and employees of such Party and its Affiliates;

(oo) "Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby a Third Party has the right to acquire or purchase a portion of the Assets as a consequence of Vendor having agreed to sell the Assets to Purchaser in accordance with the terms of this Agreement;

(pp) "Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable, in accordance with normal oil and gas industry practices, to convey, assign and transfer the Assets to Purchaser and to novate Purchaser into the Title and Operating Documents in the place and stead of Vendor with respect to the Assets, effective as of the Effective Time;

(qq) "Surface Rights" means all rights to use the surface of land in connection with the Assets, including the right to enter upon and occupy the surface of land on which the Tangibles and the Wells are located and rights to cross or otherwise use the surface of land for access to the Assets;

(rr) "Tangibles" means Vendor's interests in the Facilities and in all tangible depreciable property and assets used or intended to be used solely in connection with production, gathering, treatment, storage, compression, processing, transportation, injection, removal or other operations relating to the Petroleum Interests and situated within or upon the Lands or lands with which they have been pooled, including the tangible equipment, if any, relating to the Wells and downhole equipment. For clarification, and without limitation, Tangibles does not mean or include "personal" computer equipment (PCs or laptops), hand or power tools, leased equipment or structures;

(ss) "Third Party" means any individual or entity other than Vendor and Purchaser, or an Affiliate thereof, including any partnership, corporation, trust, unincorporated organization, union, government and any department or agency thereof and any heir, executor, administrator or other legal representative of an individual;

(tt) "Thirteenth Month Adjustment" means the accounting procedure performed annually by an operator of particular Tangibles for the purpose of redistributing certain revenues and expenses, including operating expenses, processing fee revenues, excess capacity utilization fees and recoveries, royalties and gas cost allowances (or similar cost allowances);

(uu) "Title and Operating Documents" means, to the extent directly related to the Petroleum Interests, Miscellaneous Interests, and the Tangibles, or either of them all agreements and documents that relate to the ownership, operation or exploitation of the Petroleum Interests, Miscellaneous Interests or the Tangibles, including:

(i) the Leases;

(ii) the Material Contracts;

(iii) operating agreements, royalty agreements, assignments, unit agreements, farmout or farmin agreements, option agreements, participation agreements, pooling agreements, sale and purchase agreements, trust declarations and asset exchange agreements;

(iv) agreements pertaining to the Surface Rights; and

(v) any approvals, authorizations or licenses required under the Regulations for the conduct of operations with respect to the Assets, including Well and pipeline licenses;

(vv) "Title Defects" means:

(i) a defect or defects in the title of Vendor to the Assets;

(ii) with respect to an interest in a particular Asset attributed to Vendor in this Agreement, Vendor's actual interest being less than that attributed to it or being subject to a mortgage, royalty, charge or other encumbrance, other than Permitted Encumbrances, which is not disclosed by this Agreement;

but excluding therefrom any Permitted Encumbrances; and

(ww) "Wells" means:

(i) all wells located on the Lands or lands pooled or unitized therewith, including all producing, shut-in, abandoned, reclaimed, reclamation exempt, suspended, capped, injection and disposal wells; and

(ii) any well set out in Schedule "A" under the heading "Wells".

1.02 **Schedules**. The following are the Schedules attached to and forming part of this Agreement:

"A" Lands, Leases, Petroleum Interests and the Wells

"B" Facilities

"C" Material Contracts

"D" AFEs

"E" General Conveyance

"F" Claims

1.03 **References and Interpretation**. Unless otherwise stated or the context otherwise requires:

(a) words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders;

(b) the division of this Agreement into sections and clauses and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(c) the references "hereunder", "herein, and "hereof" refer to the provisions of this Agreement, and references to "Article", "Clause", "Subclause", "Paragraph" or "Subparagraph" herein refer to the specified Article, Clause, Subclause, Paragraph or Subparagraph of this Agreement;

(d) a capitalized derivative of a defined term will have a corresponding meaning;

(e) whenever there occurs a word of general application or of a general class which is stated to "include" a word or an enumerated list of words with a particular or specific meaning, such particular or specific word or enumerated list of words of particular or specific meaning shall not be interpreted so as to be an exhaustive list of those matters or things falling within the word or general application or of a general class;

(f) all references herein to dollars are references to currency of Canada unless otherwise specified in this Agreement; and

(g) any reference to days refers to calendar days unless the reference is to Business Days, and if the phrase "within", "at least", "prior to", or "not later than" is used with reference to a specific number of days or Business Days, the day of receipt of the relevant notice will be excluded and the day of the relevant response or event will be included in determining the relevant time period. However, if the time for doing any act expires on a day that is not a Business Day, the time for doing that act will be extended to the next Business Day.

1.04 **Interpretation If Closing Does Not Occur**. In the event that Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Assets shall be construed as having been contingent upon Closing having occurred.

1.05 **Conflicts**. If there is any conflict, whether express or implied, or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement shall prevail.

1.06 **Vendor's Knowledge**. The knowledge or awareness of Vendor herein consists of the actual knowledge or awareness of its current officers and

employees who are primarily responsible for the matter in question in the course of their normal duties (other than those employees employed in the field who do not have management responsibilities), after reasonable inquiry of Vendor's applicable files and records. For these purposes, knowledge and awareness do not include the knowledge of any Third Party or constructive knowledge. Vendor does not have any obligation to make inquiry of Third Parties or the files and records of any Third Party or public authority in connection with representations and warranties that are made to its knowledge or awareness.

ARTICLE 2
SALE OF ASSETS AND RELATED MATTERS

2.01 **Sale of Assets**. Upon the terms and subject to the conditions of this Agreement, Vendor agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser agrees to purchase from Vendor, at the Closing Time, all of the right, title and interest of Vendor in the Assets.

2.02 **Deposit**. Vendor hereby acknowledges receipt from Purchaser of the Initial Deposit as an earnest money deposit. In the event that Purchaser elects to extend the Initial Closing Time to the Deferred Closing Time and has provided the Additional Deposit, as provided for in Clause 3.02, the amount of the Deposit shall be the sum of the Initial Deposit and the Additional Deposit, which amount Purchaser shall receive as an earnest money deposit. If the Deposit is returned to Purchaser hereunder, interest shall be deemed to accrue on the Deposit from and including the date(s) Vendor received the Deposit until but excluding the date the Deposit is returned to Purchaser at an interest rate equal to the amount that would have accrued had the Deposit been placed in an interest bearing trust account in a Canadian chartered bank, not exceeding a thirty (30) day term. The Deposit is to be dealt with as follows:

(a) if Closing occurs, the Deposit shall be credited against the Purchase Price;

(b) if Closing does not occur due to the default by Purchaser of the terms and conditions of this Agreement, this Agreement shall terminate and Vendor shall be entitled to liquidated damages, which the Parties agree shall be the Deposit. Upon payment of such liquidated damages by forfeiture of the Deposit, Vendor and Purchaser shall be released from all liabilities and obligations under this Agreement; and

(c) in all other cases where Closing does not occur (including if Purchaser terminates this Agreement in accordance with the terms hereof), the Deposit and interest deemed to have accrued thereon shall be forthwith paid by Vendor to Purchaser.

2.03 **Payment of Purchase Price**. At Closing, Purchaser shall pay to Vendor, the Purchase Price, as adjusted for interim adjustments, and the GST and Taxes pursuant to Clause 2.05 herein, less the amount of the Deposit, by way of wire transfer, in immediately available funds to Vendor, or as Vendor may direct.

2.04 **Allocation**. The Purchase Price will be allocated as follows:

(a)	to the Petroleum Interests:	2,400,000.00
(b)	to the Tangibles:	599,990.00
(c)	to the Miscellaneous Interests:	$10.00
	TOTAL	$3,000,000.00

In determining the Purchase Price, the Parties have taken into account Purchaser's assumption of the Abandonment and Reclamation Obligations and the Environmental Liabilities and the release of Vendor of responsibility therefor. Any adjustments to the Purchase Price will be allocated to the Petroleum Interests.

2.05 **GST and Taxes**.

(a) The Purchase Price does not include GST. At Closing, Purchaser shall pay to Vendor by certified cheque or bank draft, an amount equal to five percent (5%) of the portion of the Purchase Price allocated to Tangibles and Miscellaneous Interests pursuant to Clause 2.04. Vendor shall remit such amount to the appropriate taxation authorities in accordance with the *Excise Tax Act* (Canada). Each Party represents that it holds a valid GST registration account number at the date of Closing and that its registration number for GST purposes is:

Vendor: [redacted] [redacted]

Purchaser: **Fortem Resources Inc.,** doing business under the assumed name of Big Lake Energy Ltd. **815285309 RT0001**

(b) Purchaser shall also be solely liable for any and all sales and similar taxes imposed by provincial or federal legislation in respect of the purchase of the Assets pursuant hereto. If Vendor, as agent for the Crown, is required to collect such taxes, Purchaser shall pay the aggregate amount of such taxes to Vendor at Closing. Vendor shall remit such amount to the appropriate authorities in accordance with applicable legislation;

(c) After Closing, Purchaser shall be responsible for, and shall indemnify and save Vendor harmless in respect of any amounts of GST and sales and similar taxes (including interest and penalties) in respect of the purchase and sale of the Assets pursuant hereto which are in excess of the amounts collected by Vendor from Purchaser at Closing.

2.06 **Governmental Security Deposits**. In the event, prior to or after the Closing Time, a governmental authority or regulatory agency requires as a pre-requisite to or a condition of the transfer of any license, permit or approval pertaining to the Assets, a security deposit or any kind of monetary payment, such amount shall be paid by Purchaser as and when due.

ARTICLE 3
CLOSING

3.01 **The Closing**. Subject to Clause 3.02, the Closing will take place at the Place of Closing at the Initial Closing Time.

3.02 **Purchaser Election to Extend Closing.** On or before one day prior to the Initial Closing Time, the Purchaser may elect to extend the Closing until the Deferred Closing Time by providing written notification together with the amount of the Additional Deposit. In the event of such election, the Closing Time shall become the Deferred Closing Time. For greater certainty: (i) the Purchaser may not elect to extend the Closing to the Deferred Closing Time prior to paying the Vendor the Initial Deposit in accordance with Section 2.02; and (ii) the election by the Purchaser to extend the Closing Time to the Deferred Closing Time is conditional upon the Purchaser providing the Additional Deposit at the time of such notification.

3.03 **Transfer of Possession**. The transfer of the Assets from Vendor to Purchaser and the assumptions of the benefits, obligations and risks associated with the Assets by Purchaser will be effective as of the Effective Time. As between the Parties, possession of the Assets will not pass to Purchaser until the Closing Time.

3.04 **Deliveries at Closing**.

(a) At Closing, Vendor shall table the following:

(i) the General Conveyance duly executed by Vendor;

(ii) all available Specific Conveyances duly executed by Vendor;

(iii) the Title and Operating Documents;

(iv) copies of all consents to disposition obtained by Vendor prior to Closing with respect to the sale of the Assets to Purchaser;

(v) all available specific assignments, registrable transfers, novation agreements, trust agreements and other instruments prepared by Vendor and required to convey the Assets to Purchaser having been executed by Vendor or Vendor's Affiliate, unless and to the extent that Purchaser allows Vendor to deliver such documents at a later date, provided that such documents shall not require Vendor or Vendor's Affiliate to assume or incur any

obligation, or to provide any representation or warranty, beyond that contained in this Agreement; and

(vi) such other items as may be specifically required hereunder.

(b) At Closing, Purchaser shall table the following:

(i) the amounts payable at Closing on account of the Purchase Price and GST in accordance with this Agreement; and

(ii) such other items as may be specifically required hereunder.

In addition, Purchaser will duly execute the General Conveyance and the Specific Conveyances tabled by Vendor.

3.05 **Delivery of Documents**. To the extent that Vendor is not reasonably able to deliver the Title and Operating Documents to Purchaser, Vendor shall, as soon as is practicable after Closing (and in any event within thirty (30) days of Closing), deliver to Purchaser the Title and Operating Documents which it has in its possession, provided that if Vendor retains any interest in any property to which any of the Title and Operating Documents relate, Vendor may retain the original copy of such Title and Operating Document and provide a photocopy of it to Purchaser.

3.06 **Access to Records**. Vendor may, at its sole expense, for a period of ten (10) years after Closing gain access to, during Purchaser's regular business hours, and upon reasonable notice, obtain from Purchaser copies or photocopies of any Title and Operating Documents which were delivered to Purchaser at Closing and which Vendor requires for audits or claims by Third Parties.

3.07 **Specific Conveyances**.

(a) It shall not be necessary for assignment and novation agreements to have been executed prior to or at Closing by parties thereto other than Vendor and Purchaser. After Closing, Vendor shall co-operate with Purchaser in its procurement of the execution of such documents and any substitutions, amendments or replacements thereof by the parties thereto other than Vendor and Purchaser. After Closing, Purchaser shall use all reasonable efforts to become, as soon as reasonably practicable, the recognized and beneficial holder of the Assets in the place and stead of Vendor and shall promptly register all Specific Conveyances; provided however, in furtherance thereof, Vendor may elect to register on behalf of Purchaser all transfers of well licenses, pipeline permits and similar documents. Vendor, where Purchaser is the registering Party, and Purchaser, where Vendor is the registering Party, shall promptly take whatever steps are necessary to verify such registrations.

(b) Purchaser shall bear all costs, fees and deposits of every nature and kind incurred (whether by Vendor or Purchaser) in registering any Specific Conveyances and registering any further assurances required to convey the Assets to Purchaser; and Vendor, acting reasonably, may include an amount in respect thereof in the Interim Statement of Adjustments contemplated by Article 15.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.01 **Representations and Warranties of Vendor**. Vendor makes the following representations and warranties to Purchaser with respect to itself and the Assets:

(a) Standing. Vendor is, and at the Closing Time shall continue to be, duly organized, valid and subsisting, registered to carry on business in the Province of Alberta and registered to carry on business in the jurisdiction(s) where the Assets are located;

(b) Requisite Authority. Vendor has the requisite capacity, power and authority to execute this Agreement and to perform the obligations to which it thereby becomes subject;

(c) No Conflict. The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of the articles, bylaws or other governing documents of Vendor,

(ii) any agreement, instrument, permit or authority to which Vendor is a party or by which Vendor is bound, or

(iii) any law, statute, rule or regulation or any judicial order, award, judgment or decree applicable to Vendor or the Assets;

(d) Execution And Enforceability. Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Time, Vendor shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by Vendor, and this Agreement does and all other documents executed and delivered on behalf of Vendor hereunder shall constitute valid and binding obligations of Vendor enforceable in accordance with their respective terms and conditions;

(e) Title to Assets. Vendor does not warrant title to the Assets, but does warrant that its interest in the Assets is free and clear of any and all

liens, mortgages, pledges, claims, options, encumbrances, overriding royalties, net profits interests or other burdens for which Purchaser will be responsible that were created by, through or under Vendor or of which Vendor has knowledge, except for the Permitted Encumbrances;

(f) Quiet Enjoyment. Subject to Vendor's other representations and warranties made pursuant to this Clause, the Permitted Encumbrances and the rents, covenants, conditions and stipulations in the Leases on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser, from and after the Closing Time, may, for the remainder of the term of the Leases, take possession of and use the Assets for its own use and benefit without any interruption by Vendor or any person claiming by, through or under Vendor;

(g) No Default Notices. Vendor has not received any notice of default under the Regulations or the Title and Operating Documents or any notice alleging its default thereunder, which default remains outstanding or unsatisfied at the Closing Time;

(h) Compliance with Leases and Agreements. To Vendor's knowledge, there has been no act or omission whereby it is, or would be, in default under the Regulations or any of the Title and Operating Documents, which default would reasonably be expected to have a material adverse effect on the aggregate value of the Assets;

(i) Taxes and Royalties Paid. To Vendor's knowledge, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Petroleum Substances, or the receipt of proceeds therefrom, payable in respect of the Assets prior to the Effective Time have been fully paid and discharged, or will be paid by Vendor upon coming due;

(j) Residency. Vendor is not a "non-resident" of Canada within the meaning of the *Income Tax Act* (Canada);

(k) Finders' Fees. Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the sale of the Assets for which Purchaser will have any obligation or liability;

(l) Claims. Other than as disclosed on Schedule "F" hereto, no suit, action or other proceeding before any court or governmental agency has been commenced against Vendor, or to the knowledge of Vendor, has been threatened against Vendor or any Third Party, which might result in impairment or loss of the interest of Vendor in and to any of the Assets or which might otherwise adversely affect the Assets;

(m) Prepaid Obligations. Vendor is not obligated by virtue of a prepayment, gas balancing, or other arrangement under any contract to make any production payment or to deliver Petroleum Substances produced from the Assets to any Third Party at some future time without receiving in due course (and being entitled to retain) full payment therefore at current market prices or contract prices;

(n) Reduction of Interests. Except as otherwise disclosed on Schedule "A", Vendor's interest in the Petroleum Interests is not subject to reduction by reference to payout of or production penalty on any Well or otherwise through any right or interest granted by, through or under it or of which Vendor has knowledge;

(o) Examination of Assets and Title. To Vendor's knowledge, it will have delivered or made available to Purchaser all Title and Operating Documents in its possession or to which it has access, for the purpose of Purchaser's review of the Assets and Vendor's title thereto;

(p) Material Contracts. Schedule "C" is a list of all Material Contracts applicable to the Assets. Further, to Vendor's knowledge there is no breach or default on its part in any material respect under any Material Contract, nor to Vendor's knowledge has there been any material breach or default by any Third Party under any Material Contract;

(q) Receipt of Revenues. To Vendor's knowledge, it has been receiving the share of the net proceeds of production from the Assets attributable to its interests as shown in the schedules hereto, and no person is currently claiming that it is not entitled to such amounts, with the possible exception of claims of accounting errors which do not challenge the percentage share of revenues to which it is entitled and which are not material;

(r) Right of First Refusal. To Vendor's knowledge, no person, firm or corporation has any Right of First Refusal;

(s) Area of Mutual Interest. The Assets are not subject to an agreement which provides for areas of mutual interest or areas of exclusion;

(t) Removal of Tangibles. No tangible depreciable property that would otherwise form part of the Tangibles has been removed from its location since the Effective Time, nor has Vendor alienated or encumbered any such tangible property;

(u) Financial Commitments. In respect of the Assets, except in connection with the AFEs set forth in Schedule "D", there are no financial commitments of Vendor which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof, other than usual operating expenses incurred in the normal conduct of operations; and

(v) Environmental Matters. Vendor has not received:

(i) any orders or directives under any statute, law, rule, order or regulation which relates to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii) any demand or notice issued under any statute, law, rule, order or regulation with respect to the breach of any environmental, health or safety law applicable to the Assets, including any statute, law, rule, order or regulation respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding at the date hereof;

except as have been specifically disclosed by Vendor by written notice to Purchaser prior to the date hereof.

4.02 **Representations and Warranties of Purchaser**. Purchaser makes the following representations and warranties to Vendor:

(a) Standing. Purchaser is, and at the Closing Time shall continue to be, duly organized, valid and subsisting, registered to carry on business in the Province of Alberta and registered to carry on business in the jurisdiction(s) where the Assets are located;

(b) Requisite Authority. Purchaser has the requisite capacity, power and authority to execute this Agreement and to perform the obligations to which it thereby becomes subject;

(c) No Conflict. The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of the articles, bylaws or other governing documents of Purchaser,

(ii) any agreement, instrument, permit or authority to which Purchaser is a party or by which Purchaser is bound, or

(iii) any law, statute, rule or regulation or any judicial order, award, judgment or decree applicable to Purchaser or the Assets;

(d) Execution And Enforceability. Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Time, Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in

accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by Purchaser, and this Agreement does and all other documents executed and delivered on behalf of Purchaser hereunder shall constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms and conditions;

(e) Investigation of Title and Environmental Condition. Purchaser has had the opportunity to investigate the Assets during a site visit and is relying upon its own investigation concerning the title to, fitness of and the environmental condition of the Assets and is not relying upon any representation, warranty or statement of Vendor except as contained in this Agreement;

(f) Finders' Fee. Purchaser has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of its purchase hereunder for which Vendor will have any obligation or liability;

(g) Investment Canada Act. Purchaser is not a "non-Canadian" person within the meaning of the *Investment Canada Act*;

(h) Qualification. Purchaser meets all qualification requirements of Third Parties to purchase and take a transfer of the Assets, including the transfer of the applicable license or approval for any Well or Tangibles for which it is intended to replace Vendor as operator or licensee following Closing, and shall accede to, comply with and perform the requirements of such Third Parties, including the placing of any security deposit which may be required as a result of Closing, the resulting well transfers or any change in the licensee liability rating for Purchaser as a direct result thereof; and

(i) Purchase Price. Purchaser at Closing will have available in immediately available funds the Purchase Price and GST and Taxes pursuant to Clause 2.05 herein, as adjusted for interim adjustments.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.01 **Survival of Representations and Warranties**. Except where a time is specified therein, the representations and warranties in Article 4 shall be true at the Effective Time and at the Closing Time, and such representations and warranties shall continue in full force and effect and shall survive the Closing Time for the benefit of the Party for which such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty or indemnification under Article 13 in respect thereof, unless, within twelve (12) months of the Closing Time, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty and each Party

waives any rights it may have at law or otherwise to commence a claim or action for breach of representation or warranty or indemnification under Article 13 in respect thereof after that period. Nothing in this Agreement will preclude a Party that made such a representation or warranty from offering as a possible defence that the other Party did not, in fact, rely to its detriment on the representation or warranty alleged by it to have been breached.

5.02 **No Merger**. The representations and warranties in Article 4 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from Vendor to Purchaser. There shall not be any merger of any such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

5.03 **No Additional Representations or Warranties by Vendor**. Vendor makes no representations or warranties to Purchaser in addition to those expressly enumerated in Article 4. Except and to the extent provided in Article 4, Vendor does not warrant title to the Assets or make representations or warranties with respect to: (a) the quantity, quality or recoverability of Petroleum Substances; (b) any estimates of the value of the Assets or the revenues applicable to future production therefrom; (c) any engineering, geological or other interpretations or economic evaluations respecting the Assets; (d) the rates of production of Petroleum Substances from the Assets; or (e) the quality, condition or serviceability of the Assets or the suitability of their use for any purpose. Purchaser acknowledges and confirms that in addition to Clause 13.03, Purchaser has not relied on any data, information or advice from Vendor with respect to any or all of the matters specifically enumerated in this paragraph in connection with the purchase of the Assets pursuant hereto and that, except for the representations and warranties contained in Clause 4.01, Purchaser is purchasing the Assets pursuant hereto on a "as is, where is" basis.

ARTICLE 6
MAINTENANCE OF BUSINESS

6.01 **Operations**. Until Closing, Vendor will maintain the Assets in a prudent manner in accordance with good oil field practices, provided that nothing in this Article 6 shall require Vendor to initiate any capital expenditures or incur other expenses other than operating expenditures in the ordinary course of business. Subject to the foregoing sentence, Vendor shall, until Closing, comply with all of its obligations with respect to the Assets under the Title and Operating Documents, will pay when due all expenses and other amounts payable in respect of the Assets and will maintain any insurance it holds respecting the Assets, provided that Vendor will not be required to obtain additional insurance respecting the Assets.

6.02 **Administration of Assets**. Notwithstanding the transfer of the Assets, Vendor shall retain the responsibility for administration of the Assets for all periods of time prior to Closing. For the purpose of this Clause the expression

"administration" shall mean responsibility for joint venture billing, computation and payment of royalties, filing of production reports with appropriate governmental authorities and other similar administrative activities. It is further understood and agreed that certain administration functions for periods prior to Closing will be performed by Vendor after Closing until such time as Purchaser is novated into the relevant documents and such administration shall be performed by Vendor at no cost to Purchaser.

6.03 **Material Commitments**. Until Closing, Vendor will provide to Purchaser copies of all AFEs, notices and mail ballots that Vendor receives respecting the Assets and will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

(a) assume any new obligation or commitment respecting the Assets, if Vendor's share of the associated expenditure is estimated to exceed fifty thousand ($50,000.00) dollars, except: (i) for amounts that Vendor is committed to expend or is deemed to authorize under the Title and Operating Documents without its specific authorization or approval; or (ii) to the extent that Vendor reasonably determines that those expenditures or actions are necessary for the protection of life and property, provided that Vendor will promptly notify Purchaser of any such expenditure or action;

(b) sell, transfer or otherwise dispose of any of the Assets, except for sales of Petroleum Substances reasonably made by Vendor in the ordinary course of business under sales arrangements permitted herein;

(c) surrender or abandon any of the Assets;

(d) amend any of the Title and Operating Documents (other than for processing of assignments by Third Parties in the ordinary course of business), terminate any of the Title and Operating Documents, enter into any new agreement respecting the Assets or vote on any mail ballot or other similar notice issued under the Title and Operating Documents; or

(e) subject to Clause 5.01 and Subclause 6.03(a), propose or initiate the exercise of any options arising as a result of ownership of the Assets (including rights under area of mutual interest provisions), or propose or initiate any operations with respect to the Assets if Vendor's share of the associated expenditure is estimated to exceed fifty thousand ($50,000.00) dollars.

6.04 **Post Closing Maintenance of Assets**. For a period of ninety (90) days following the Closing Time, and to the extent that Purchaser must be recognized by Third Parties under the Title and Operating Documents or otherwise recognized as the owner of the Assets, Vendor shall forward to Purchaser all AFEs, notices, mail ballots, specific information and other documents Vendor receives

respecting the Assets. To the extent that a Title and Operating Document contemplates or requires a response from Vendor, Vendor will provide such response pursuant to the written instruction of Purchaser, provided that such instruction is provided by Purchaser to Vendor in a timely manner.

6.05 **Vendor Deemed Agent**. Insofar as Vendor maintains the Assets and takes actions on behalf of Purchaser in compliance with the obligations under this Article:

(a) Vendor shall be deemed to be an agent of Purchaser hereunder and Purchaser ratifies and confirms all actions taken, or refrained from being taken, by Vendor under this Article 6, with the intention that all of those actions will be deemed to be those of Purchaser, except to the extent that Vendor's actions constitute gross negligence or wilful misconduct; and

(b) Purchaser shall be liable for and shall in addition indemnify Vendor its directors, officers, servants, agents and employees from and against all Losses and Liabilities as a result of maintaining the Assets or exercising any other rights as Purchaser's agent hereunder, insofar as those Losses and Liabilities are not a direct result of the gross negligence or wilful misconduct of Vendor or any of its directors, officers, servants, agents and employees. An act or omission will not be regarded as gross negligence or wilful misconduct under this Article to the extent that it was done or omitted to be done in accordance with Purchaser's written instructions or written concurrence.

6.06 **Costs**. Vendor may require that Purchaser advance or otherwise secure any costs to be incurred by Vendor on behalf of Purchaser under Clause 6.03 in such manner as may be reasonably appropriate in the circumstances.

ARTICLE 7
CONDITIONS OF CLOSING

7.01 **Vendor's Conditions**. The obligation of Vendor under this Agreement to consummate the transactions contemplated hereby is, at the option of Vendor, subject to the following conditions:

(a) Accuracy of Representations and Warranties. Purchaser's representations and warranties herein contained were true when made and have continued to be true in all material respects from the date hereof to the Closing Time and are true in all material respects as of the Closing Time;

(b) Performance of Agreements. Purchaser has performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Time; and

(c) Payment. Purchaser shall have tendered payment of the Purchase Price as contemplated herein.

7.02 **Purchaser's Conditions**. The obligation of Purchaser under this Agreement to consummate the transactions contemplated hereby is, at the option of Purchaser, subject to the following conditions:

(a) Accuracy of Representations and Warranties. Vendor's representations and warranties herein contained were true when made, have continued to be true in all material respects from the date hereof to the Closing Time and are true in all material respects as of the Closing Time;

(b) Performance of Agreements. Vendor has performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Time; and

(c) Title Defects. Purchaser shall be satisfied, acting reasonably, that there are no Title Defects which would materially and adversely affect the value of the Assets.

ARTICLE 8
TITLE EXAMINATION

8.01 **Access**. At any time prior to the Closing Time, on reasonable notice, Vendor will make available, or cause to be made available at an office in Calgary, Alberta, during usual business hours, to Purchaser and its representatives, all Title and Operating Documents which Vendor is legally permitted to disclose and will use reasonable efforts to co-operate with Purchaser in securing access for Purchaser and its representatives to any records relating to the Assets that may be in the possession of other parties.

ARTICLE 9
ENVIRONMENTAL ASSESSMENT

9.01 **Access**. At any time prior to the Closing Time, on reasonable notice, Vendor will give, or obtain for, Purchaser and its representatives, access to the Assets at Purchaser's sole expense for the purposes of carrying out an environmental assessment of the Assets and will make available to Purchaser and its representatives, all Title and Operating Documents which relate to the environmental condition of the Assets which are in its possession, and will use reasonable efforts, upon the reasonable request of Purchaser, to gain access for Purchaser and its representatives to those in the possession of the operator(s) of the Assets. Purchaser will co-ordinate its assessment activities with Vendor to allow Vendor's representative to be present if Vendor so desires.

ARTICLE 10
CONSENTS

10.01 **Notice**. It shall not be necessary for Vendor to obtain prior to Closing, the consent of any Third Party to the disposition of the Assets or portion thereof under a Title and Operating Document to the extent that such consent cannot be unreasonably withheld. If the disposition of any portion of the Assets herein requires the consent or approval of any Third Party where such consent or approval can be withheld in the sole discretion of the Third Party holding such consent right, Vendor will promptly serve all required notices following execution of this Agreement. Each such notice will include a request for the granting of the required consent.

ARTICLE 11
DISPUTE RESOLUTION

11.01 **Arbitration Proceedings**. All disputes arising out of or in connection with this Agreement or in respect of any legal relationship associated with or derived from this Agreement shall be arbitrated and finally resolved, pursuant to the Rules of the Institute in effect at the time the dispute arises, except as the Rules are modified in accordance with the following provisions or as modified in a subsequent written agreement between the Parties:

(a) Vendor and Purchaser shall agree on the appointment of a single arbitrator who shall be qualified by experience and education to determine the matter in dispute. If Vendor and Purchaser have not agreed on a single arbitrator, then such arbitrator shall be appointed by a Judge of the Court of Queen's Bench of Alberta, upon application of either party;

(b) the decision of the arbitrator shall be made within sixty (60) days of submission of the last of the estimates to be submitted and shall be binding upon Vendor and Purchaser for all purposes of this Agreement;

(c) the costs of the arbitrator shall be shared equally by Vendor and Purchaser;

(d) the arbitration shall take place in Calgary, Alberta;

(e) the language of the arbitration shall be English; and

(f) the matter in dispute shall be determined pursuant to the laws of the Province of Alberta.

ARTICLE 12
PROJECTIONS

12.01 **Projections**. If any information and materials pertaining to the Assets delivered or made available by Vendor to Purchaser pursuant to this

Agreement includes any evaluations, projections, reports or interpretive or non-factual materials prepared by or for or received by Vendor, Purchaser hereby releases and discharges Vendor from any claim and all liability to Purchaser and Purchaser's assigns and successors as a result of use or reliance upon them. Purchaser agrees that it will rely solely on its own appraisal and estimates as to the quantum or value of the Assets and will rely solely on its own geological and engineering interpretation analysis related thereto.

ARTICLE 13
INDEMNITY

13.01 **Indemnity by Vendor**. Subject to Clauses 5.01, 6.05, 13.03 and 13.06, and provided that Closing has occurred, Vendor shall:

(a) be liable to Purchaser for all Losses and Liabilities; and

(b) indemnify and save Purchaser and its Representatives harmless from and against all Losses and Liabilities,

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with a breach of the representations and warranties of Vendor in Article 4 and occurring prior to the Effective Time, except any Losses and Liabilities to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by Purchaser or are caused by the gross negligence or wilful misconduct of Purchaser or its Representatives. In the absence of fraud, no claim or action may be commenced by the Purchaser under this Clause, unless within twelve (12) months following the Closing Time, written notice describing the claim in reasonable detail has been provided to the Vendor, and the Purchaser hereby waives any right it may have at law or otherwise to commence such a claim of action after that period.

13.02 **Indemnity by Purchaser**. Subject to Section 13.03 and provided that Closing has occurred, Purchaser shall:

(a) be liable to Vendor for all Losses and Liabilities; and

(b) indemnify and save Vendor and its Representatives harmless from and against all Losses and Liabilities,

as a result of any matter or thing arising out of, resulting from, attributable to or in any way connected with the Assets subsequent to the Effective Time including, but not limited to post-Closing transfer registrations and occurring subsequent to the Effective Time, except to the extent that any Losses and Liabilities are reimbursed (or reimbursable) by insurance maintained by Vendor, are caused by the gross negligence or wilful misconduct of Vendor or its Representatives or are matters or things for which Purchaser is entitled to indemnification under Clause 13.01.

13.03 **Assets Acquired On "As Is" Basis**. By Closing, and notwithstanding the foregoing provisions of this Article, Purchaser acknowledges that it is acquiring the Assets on an "as is" basis. Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that Vendor has provided Purchaser with a reasonable opportunity to inspect the Assets during a site visit and the Title and Operating Documents at the sole cost, risk and expense of Purchaser (insofar as Vendor could reasonably provide such access) and that Purchaser is not entitled to rely upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Article 4. Subject to the foregoing, and provided that Closing has occurred, Purchaser further agrees that it shall:

(a) be solely liable to Vendor for any and all Losses and Liabilities; and

(b) indemnify and save Vendor and its Representatives harmless from any and all Losses and Liabilities,

as a result of any matter or thing arising out of, resulting from, attributable to or connected with any Environmental Liabilities; Abandonment and Reclamation Obligations; and post-Closing transfer application registrations, whether occurring or accruing before or after the Effective Time, except to the extent that any such Losses and Liabilities are matters or things for which Purchaser is entitled to indemnification under Clause 13.01. Subject to the foregoing, once Closing has occurred, Purchaser shall be solely responsible for all Environmental Liabilities; all Abandonment and Reclamation Obligations as between Vendor and Purchaser; and for all post-Closing transfer application registrations. In addition, Purchaser hereby releases Vendor from any claims Purchaser may have against Vendor with respect to all Environmental Liabilities and Abandonment and Reclamation Obligations under the Regulations, at common law or otherwise, including the right to name Vendor as a third party under any action commenced or enforcement proceeding against Purchaser. In addition Vendor will also retain those other rights and remedies available to it under the Regulations, under the common law or otherwise with respect to any claim it may have against Purchaser under this Article 13.

13.04 **No Merger**. The indemnities set forth in Clauses 13.01, 13.02 and 13.03 will be deemed to apply to, and will not merge in, any assignment, transfer, conveyance, novation or other document conveying the Assets to Purchaser. Each Party will have full right of substitution and subrogation as to all covenants and warranties by others previously given or made in respect of the Assets or any part thereof.

13.05 **Carriage of Litigation**. If a claim is made under this Article 133 involving a claim by a Third Party, the Party with greater exposure under this Agreement in respect of the claim will have carriage of the Third Party litigation. It will consult with the other Party, which will be entitled to retain its own counsel and participate in the litigation at its own expense.

13.06 **Limit on Party's Responsibility**. Notwithstanding any other provision of this Agreement no claim shall be made against a Party by the other Party for a breach of a representation, warranty or covenant contained herein, or an indemnification in respect thereof unless the total Losses and Liabilities alleged by the Party making the claim, acting reasonably, exceeds 1% of the Purchase Price (the "Deductible"), Vendor's obligation is limited to the amount of such claim in excess of the Deductible and further, in no event shall the total of the Losses and Liabilities of Vendor under this Agreement, including any claims relating to its covenants, representations and warranties, or indemnification in respect thereof, exceed the Purchase Price, except in the event of fraud. This Clause shall not apply to the extent that any matter or thing is the proper subject of an operating adjustment under Article 155.

13.07 **Assumption**. At Closing, as of the Effective Time and subject to the terms and conditions herein, Purchaser will assume all obligations and liabilities of Vendor in respect of the Assets, including Vendor's obligations under the Title and Operating Documents.

ARTICLE 14
PROPRIETARY INFORMATION

14.01 **Proprietary Information**. Purchaser shall consider as confidential, shall not communicate to others and shall use its best efforts to prevent those within its employ and control from communicating to others both prior to Closing, and, if the transaction contemplated by this Agreement does not close for any reason whatsoever, all information which Purchaser receives from Vendor pursuant to this Agreement, other than information which:

(a) was in the possession of Purchaser prior to its receipt or acquisition from Vendor;

(b) at the time of disclosure is in the public domain;

(c) after disclosure, becomes part of the public domain by publication or otherwise through no act or omission on the part of Purchaser; or

(d) after disclosure, is independently made available to Purchaser by a third party without obligations of secrecy to Vendor.

14.02 **Return of Proprietary Information**. If the transaction contemplated by this Agreement does not close for any reason whatsoever, all confidential information received from Vendor hereunder and any copies thereof shall be returned forthwith to Vendor.

ARTICLE 15
ADJUSTMENTS

15.01 **Adjustments**. Except as otherwise provided in this Article 155 and subject to all other provisions of this Agreement and without duplication, the

Parties will adjust and apportion expenditures and revenues of every kind and nature accruing, payable or paid, receivable or received, in respect of the operation of the Assets including operating, maintenance, development and capital costs, proceeds from the sale of Petroleum Substances net of applicable transportation costs, royalties, including lessor royalties, property taxes, gas cost allowance (or similar allowances), prepayments and deposits, duties, taxes and assessments, as at the Effective Time:

(a) Vendor is entitled to the revenues and benefits from the ownership and operation of the Assets incurred and or accrued prior to the Effective Time including, without limitation, the benefit of audit queries for such time when resolved, and is responsible for and will pay for the expenditures pertaining to the ownership, operation and development of the Assets incurred and or accrued prior to the Effective Time;

(b) Purchaser is entitled to the revenues and benefits from the ownership and operation of the Assets incurred and or accrued from and after the Effective Time and is responsible for and will pay for the expenditures pertaining to the ownership, operation and development of the Assets incurred and or accrued from and after the Effective Time;

(c) Vendor's share of all Petroleum Substances beyond the wellhead at the Effective Time do not comprise part of the Assets and Vendor shall remove same immediately after the Closing Time or the Parties shall agree upon an adjustment in respect of same;

(d) There will be no adjustments for royalty tax credits or similar incentives that accrue to a Party because of financial or organizational attributes specific to it, other than gas cost allowances (or similar cost allowances);

(e) All statements prepared under this Article 155 will be prepared as contemplated herein and in accordance with generally accepted accounting principles applying the accrual method, according to GAAP. The Parties agree that the net production income or loss (gross revenue less operating costs, lessor royalties and other direct costs) that accrues in respect of the Assets from the Effective Time to the Closing Time will be reported as income or loss for income tax purposes by the Vendor.

(f) Vendor shall prepare and deliver to Purchaser for approval a statement no later than two (2) Business Days prior to the Closing Time that shall set forth a written statement of adjustments to be made in accordance with this Agreement ("Interim Statement of Adjustments") and Vendor will make available to representatives of Purchaser all information necessary for Purchaser to confirm the calculations in the statement. The Interim Statement of Adjustments shall use reasonable estimates where actual amounts are not known at the time of preparation, and once actual costs and revenues are known, those amounts will be

taken into account in the Final Statement of Adjustments as per the process described under Subclause 15.01(h) below;

(g) The Parties acknowledge that there will be adjustments required to power bills for a minimum period of 9 months following the month of consumption of such power. The Party responsible to pay for such adjustments will promptly and without dispute pay such amounts to the Party owed such amounts upon receipt of evidence of such amounts being outstanding;

(h) Subject to Subclause 15.01(e), and Subclause 15.01(m), and Subclause 15.01(n), within one hundred and eighty (180) days following the Closing Time, the Vendor shall prepare and deliver to Purchaser a final statement of all adjustments and payments to be made pursuant to this ("Final Statement of Adjustments"). Purchaser shall provide, or cause to be provided, to Vendor and its Affiliates full (but non-exclusive) access to, and Vendor at its own expense shall be entitled to audit, the relevant records to aid in the preparation of such statement. Vendor shall provide to Purchaser at its own expense the right to review the Final Statement of Adjustments and full access to the working papers of Vendor to aid in such review. The net amount will be remitted by the Party who in the net result is obliged to make payment within fifteen (15) Business Days of receipt by Purchaser of the Final Statement of Adjustments;

(i) If Purchaser is of the opinion that any change is required to be made to the Final Statement of Adjustments as prepared by Vendor, it shall, on or before that date which is five (5) Business Days after the delivery of the Final Statement of Adjustments by Vendor to Purchaser (the "Objection Date") pursuant to Subclause 15.01(h), give written notice to Vendor of any such proposed change, including the reason for such change. If Purchaser does not notify Vendor of any proposed change on or before the Objection Date, then Purchaser shall be deemed to have accepted the Final Statement of Adjustments;

(j) If Purchaser gives written notice to Vendor of any proposed change to the Final Statement of Adjustments on or before the Objection Date, and if the proposed change is disputed by Vendor and the Parties fail to resolve the dispute within ten (10) Business Days after the Objection Date, then the Accounting Firm shall immediately be engaged by the Parties to resolve forthwith the dispute and the Accounting Firm shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within fourteen (14) days after the dispute is referred to it. The decision of the Accounting Firm shall be final and binding upon Vendor and Purchaser and shall not be subject to appeal by either Party. The fees and expenses of the Accounting Firm shall be shared, one half to Vendor and one half to Purchaser;

(k) If the Accounting Firm cannot or will not make a decision in the manner provided above, Purchaser and Vendor shall refer such matter to a mutually acceptable Third Party (the "Arbitrator") to arbitrate the dispute as a single arbitrator in accordance with the *Arbitration Act* (Alberta) within sixty (60) days after the Objection Date. If agreement cannot be reached between Vendor and Purchaser as to the Arbitrator, a judge of the Court of Queen's Bench (Calgary) shall select either Purchaser's or Vendor's designate. The fees and expenses of the Arbitrator shall be shared, one half to Vendor and one half to Purchaser;

(l) Upon agreement with respect to all matters in dispute, or upon a decision of the Accounting Firm or the Arbitrator with respect thereto, such amendments shall be made to the Final Statement of Adjustments as may be necessary to reflect such agreement or such decision, as the case may be. The net amount will then be remitted promptly by the Party who in the net result is obliged to make payment. In such event, references in the Agreement to the Final Statement of Adjustments shall refer to the Final Statement of Adjustments, as so amended;

(m) Notwithstanding the preceding Subclause, each Party will have the right, within the later of six (6) months following the distribution of the Final Statement of Adjustments by Vendor under Subclause 15.01(h) or twelve (12) months following the Closing Time, to examine, copy and audit the records of the other relative to the Assets for the purpose of effecting or verifying adjustments required under this Article. The auditing Party will, upon reasonable notice, conduct that audit at its sole expense during normal business hours at the offices of the audited Party or at such other premises where those records are maintained. Any claims of discrepancies disclosed by that audit will be made in writing to the audited Party within two (2) months following the completion of that audit. That Party will respond in writing to any such claims within six (6) months of the receipt of notice of those claims. The Parties will resolve any outstanding claims of discrepancies under the arbitration provisions as set forth in Article 11 if they are unresolved within two (2) months of that response;

(n) Notwithstanding Subclause 15.01(h), further adjustments on the basis indicated in this Article will be made as and when those items arise if notice requesting that adjustment, including reasonable particulars thereof, has been given by a Party to the other Party within thirty (30) days following receipt of a Thirteenth Month Adjustment or a completed and agreed to audit or other report and the need for that adjustment arises from:

(i) A Thirteenth Month Adjustment, operator error adjustments or errors established by joint venture audits within thirty-six (36) months after the Closing Time; or

(ii) Errors established by an audit or other review of lessor royalty payments that is conducted under the regulations or Leases within sixty (60) months after the Closing Time or such later time as may be prescribed by the Regulations;

(o) Subject to Subclause 15.01(n)(ii) above, all payments made after the Closing Time are to be paid within thirty (30) days after the amount is determined and, if not paid within the thirty (30) days, will thereafter bear interest until paid at a rate of interest equal to the Prime Rate plus one percent (1%) compounded annually; and

(p) All freehold mineral taxes, surface and mineral lease rentals and any similar payments made by Vendor to preserve any of the Leases or any Surface Rights shall be apportioned between Vendor and Purchaser on a per diem basis at the Effective Time.

ARTICLE 16
MISCELLANEOUS

16.01 **Partial Invalidity**. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transactions contemplated herein to be unreasonable.

16.02 **Counterparts**. This Agreement may be executed in one or more counterparts, each of which will be deemed an original instrument, and all counterparts together will constitute one agreement.

16.03 **Notice**. All notices, consents and other instruments which are required or may be given pursuant to this Agreement must be given in writing and delivered personally or by facsimile as follows:

If to Vendor: To: [redacted]

Attention: [redacted]

Facsimile: [redacted]

Email: [redacted]

If to Purchaser: To: Fortem Resources Inc.
67 East 5th Avenue
Vancouver, B.C.
V5T 1G7

Attention: Michael Caetano, Director & COO

403 241-8912

Email: mcaetano@fortemresources.com

or in accordance with the latest unrevoked instructions delivered by one Party to the other. All notices will be deemed to have been duly given at the time of delivery or, in the case of facsimile, on the first business day after faxing.

16.04 **Further Assurances**. After the Closing Time, at Purchaser's request, without further consideration, Vendor will execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as Purchaser reasonably may request to more effectively vest the Assets in Purchaser.

16.05 **Amendments and Waivers**. No supplement, modification, waiver or termination of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar) nor will a waiver constitute a continuing waiver unless otherwise expressly provided.

16.06 **Expenses**. All expenses incurred by Vendor in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the Closing of the transaction contemplated hereby, including all fees and expenses of counsel, accountants and financial advisors employed by Vendor, will be borne solely and entirely by Vendor; and all such expenses incurred by Purchaser will be borne solely and entirely by Purchaser.

16.07 **Transfer Taxes**. Purchaser will bear all sales, use, property, land transfer, business transfer, commodity and other taxes (other than income taxes imposed on Vendor) and duties, levies and other governmental charges incurred with respect to the transfer of the Assets and the transactions undertaken pursuant to Article 2.

16.08 **Assignment**. Neither Party may assign this Agreement or any part thereof prior to Closing unless it has obtained the prior written consent of the other Party. Except as otherwise provided herein, this Agreement will be binding upon and enure to the benefit of the parties and their successors and assigns.

16.09 **Publicity**. Except as may be required by law (including any law relating to any stock exchange), neither Party will make any press release or

other public disclosure of this Agreement or the transactions contemplated herein without the prior consent of the other, not to be unreasonably withheld. The Parties will consult with each other on public disclosure with a view to joint disclosure where practicable.

16.10 **Entire Agreement**. The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings except the Confidentiality Agreement among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

16.11 **Subrogation**. The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

16.12 **Governing Law**. This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

16.13 **Time is of Essence**. Time shall be of the essence in this Agreement.

16.14 **Remedies Cumulative**. No reference to or exercise of any specific right or remedy by a Party hereunder shall prejudice or preclude such Party from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy but each Party may exercise any one or more of such remedies independently or in combination.

16.15 **Signs and Notifications**. After Closing, Purchaser shall remove any signs which indicate Vendor's ownership or operation of the Assets. It shall be the responsibility of Purchaser, where necessary, to erect or install any signs that may be required by governmental agencies indicating Purchaser to be the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and any other person of Purchaser's interest in the Assets.

16.16 **Limitations Act**. Subject to any limitation period specifically prescribed in this Agreement, the Parties expressly agree, as is permitted by the *Limitations Act*, RSA 2000, Ch. L-12, to extend the two year time period provided for under Subclause 3(1)(a) thereof, to a period of four years.

IN WITNESS WHEREOF this Agreement has been duly executed by each Party as of the date first above written.

[redacted]	**Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd.**
Per: ______________________	Per: MICHAEL CAETANO
Title: ______________________	Title: COO

This is **Schedule "A"** attached to and forming part of an Asset Sale Agreement dated September 14, 2018 between [redacted] as Vendor and Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd., as Purchaser

---

[redacted] Interests: Lands, Leases, [redacted] Interest, Encumbrances:

LEASES	LANDS	[redacted] INTEREST	ENCUMBRANCES	ROFR
CR OIL SANDS LEASE 741 Expiry: 2026-Dec-18 File: M093968	T 83 R 1 W5M 1-36 Oil Sand From Top VIKING FORMATION To Base WOODBEND GROUP	100.0000%	CR LOR SS	No
CR OIL SANDS LEASE 7402040037 ptn Expiry: 2020-Apr-20 File: M011659	T 86 R 2 W5M 13-17, 20-29, 32-36 T 87 R 2 W5M 1-5 Oil Sand From Top VIKING FORMATION To Base WOODBEND GROUP	100.0000%	CR LOR SS	No
CR OIL SANDS LEASE 7412060422 ptn Expiry: 2027-Jun-27 File: M111353	T 82 R 2 W5M 34-36 T 83 R 2 W5M 1-3, 10-15, 22-26, 35, 36 Oil Sand From Top VIKING FORMATION To Base WOODBEND GROUP	100.0000%	CR LOR SS	No

Wells:

LICENCES	WELL NAMES	UWI
0452717	CVE 102 GOODLOW 16-23-83-1	102/16-23-083-01W5/00
0452137	CVE 102 GOODLOW 6-34-82-2	102/06-34-082-02W5/00

This is **Schedule "B"** attached to and forming part of an Asset Sale Agreement dated September 14, 2018 between [redacted] as Vendor and Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd., as Purchaser

---

Facilities:

License Number	*Type*	*Category*	*Facility Name*	*Location*	*Licensee Name*
F45637	Battery	Oil battery - Single well < 1 t/d sulphur inlet	CVE 06-34-082-02W5	06-34-082-02W5	[redacted]
F45628	Battery	Oil battery - Single well < 1 t/d sulphur inlet	CVE 16-23-083-01W5	16-23-083-01W5	[redacted]

This is **Schedule "C"** attached to and forming part of an Asset Sale Agreement dated September 14, 2018 between [redacted]. as Vendor and Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd., as Purchaser

---

Material Contracts: N/A

This is **Schedule "D"** attached to and forming part of an Asset Sale Agreement dated September 14, 2018 between [redacted] as Vendor and Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd., as Purchaser

---

AFE's: N/A

This is **Schedule "E"** attached to and forming part of an Asset Sale Agreement dated September 14, 2018 between [redacted]. as Vendor and Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd., as Purchaser

---

GENERAL CONVEYANCE

THIS GENERAL CONVEYANCE made this _____ day of _______________, 2018

BETWEEN:

[redacted] a body corporate amalgamated under the laws of Canada, having an office and carrying on business in the City of Calgary, in the Province of Alberta (hereinafter referred to as "**Vendor**")

- and -

Colony Energy, LLC., a company validly subsisting under the laws of State of Nevada and registered to carry on business in the Province of Alberta (hereinafter referred to as "**Purchaser**")

WHEREAS pursuant to the Asset Sale Agreement dated September 4, 2018 between the Vendor and the Purchaser (the "**Sale Agreement**"), Vendor has agreed to sell and convey the Assets to Purchaser and Purchaser has agreed to purchase and receive the Assets from Vendor;

NOW THEREFORE for the consideration provided in the Sale Agreement and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties hereto covenant and agree as follows:

1. **DEFINITIONS**

In this General Conveyance the definitions provided for in the Sale Agreement are incorporated herein by this reference.

2. **CONVEYANCE**

Vendor, pursuant to and for the consideration provided for in the Sale Agreement, the receipt and sufficiency of such consideration being hereby acknowledged by Vendor, hereby sells, assigns, transfers, conveys and sets over to Purchaser, the Assets, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.

3. **EFFECTIVE TIME**

This General Conveyance shall be effective as of the Effective Time provided that possession and title to the Assets shall not be passed to Purchaser until the Closing Time.

4. **SUBORDINATE DOCUMENT**

This General Conveyance is executed and delivered by the Parties hereto pursuant to and for the purposes of the provisions of the Sale Agreement and the provisions of the Sale Agreement shall prevail and govern in the event of a conflict between the provisions of the Sale Agreement and this General Conveyance.

5. **ENUREMENT**

This General Conveyance shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective trustees, receivers, receiver managers, successors and permitted assigns.

6. **FURTHER ASSURANCES**

Each Party hereto will, from time to time and at all times hereafter, at the request of the other Party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

7. **GOVERNING LAW**

This General Conveyance shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

8. **NON-MERGER**

This General Conveyance is not intended to supersede the Sale Agreement or to vary or affect, or effect a merger of any of the terms, conditions, covenants, representations or warranties thereof or contained therein, but is entered into only for the purpose of effecting the sale and conveyance of the Assets in the manner and on the terms set forth in the Sale Agreement.

9. **COUNTERPART EXECUTION**

This General Conveyance may be executed and delivered in counterparts and, if so executed and delivered, the execution and delivery of a counterpart by each of the Parties hereto shall constitute execution and delivery of this General Conveyance.

IN WITNESS WHEREOF the Parties hereto have executed this General Conveyance on the date first above written.

[redacted]	**Colony Energy, LLC**
Per: ______________________	Per: ______________________
Name:	Name:
Title:	Title:

This is **Schedule "F"** attached to and forming part of an Asset Sale Agreement dated September 14, 2018 between [redacted] as Vendor and Fortem Resources Inc., doing business under the assumed name of Big Lake Energy Ltd., as Purchaser

---

Claims: N/A